Exhibit 99.24

Management’s Discussion and Analysis

Introduction and Interpretation

This discussion and analysis by management (“MD&A”) of West Fraser Timber Co. Ltd. ’s (“West Fraser”, the “Company” or “we,” “us,” or “our”) financial performance for the three months ending March 31, 2020, should be read in conjunction with the cautionary statement regarding forward-looking statements below, our first quarter 2020 unaudited condensed consolidated interim financial statements and accompanying notes (“Financial Statements”), as well as our 2019 annual MD&A and annual audited consolidated financial statements included in the Company’s 2019 Annual Report. Dollar amounts are expressed in Canadian currency, unless otherwise indicated, and references to US$ are to the United States dollars.

Unless otherwise indicated, the financial information contained in this MD&A has been prepared in accordance with International Financial Reporting Standards (“IFRS”). An advisory with respect to the use of non-IFRS measures is set out below.

This MD&A includes references to benchmark prices over selected periods for products of the type produced by West Fraser. These benchmark prices are for one product, dimension or grade, and do not necessarily reflect the prices obtained by West Fraser during those periods as we produce and sell a wide offering of products, dimensions, grades, and species. For definitions of other abbreviations and technical terms used in this MD&A, please see the Glossary of Industry Terms found in our most recent Annual Report.

Where this MD&A includes information from third parties, we believe that such information (including information from industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third party information and cannot assure you of its accuracy or completeness.

This MD&A uses the following terms that are found in our most recent Annual Report: “SPF” (spruce/pine/balsam fir lumber), “SYP” (southern yellow pine lumber), “MDF” (medium density fibreboard), “LVL” (laminated veneer lumber), “BCTMP” (bleached chemithermomechanical pulp) and “NBSK” (northern bleached softwood kraft pulp).

The information in this MD&A is as at April 28, 2020 unless otherwise indicated.

Forward-Looking Statements

This MD&A contains historical information, descriptions of current circumstances and statements about potential future developments and anticipated financial results. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader, but their accuracy depends on a number of assumptions and are subject to various risks and uncertainties.

Forward-looking statements are included under the headings “Recent Developments” (concerning COVID-19, including its duration, nature of government responses, adjustments to our operations, potential impacts, and our ability to weather its impacts), “Discussion & Analysis of Non-Operational Items” (concerning adjustments to duty rates), ”Lumber Segment” (concerning countervailing and antidumping duty rates, timing for future administrative reviews and cash deposit rates), “Pulp and Paper Segment – Production” (concerning planned maintenance shutdowns), “Cash Flow - Selected Cash Flow Items – Operating Activities” (concerning second quarter log inventory volumes), and “Business Outlook” (concerning our operations (including lumber production, operating strategy, log costs, demand for panels, maintenance shutdowns for NBSK mills), markets (including economic activity in Asia, the adjustment to duty rates, and pulp demand) and cash flows (including liquidity, future dividends and the availability of government payment deferrals programs)). By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts, and other forward-looking statements will not occur.

Actual outcomes and results of these statements will depend on several factors, including those matters described under “Risks and Uncertainties” and may differ materially from those anticipated or projected. This list of important factors affecting forward-looking statements is not exhaustive, and reference should be made to the other factors discussed in public filings with securities regulatory authorities. Accordingly, readers should exercise caution in relying upon forward-looking statements as we undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral, to reflect subsequent events or circumstances except as required by applicable securities laws.

Non-IFRS Measures

Throughout this MD&A reference is made to Adjusted EBITDA, Adjusted earnings, Adjusted basic earnings per share, available liquidity, and total and net debt to total capital ratio (collectively “these non-IFRS measures”). We believe that, in addition to earnings, these non-IFRS measures are useful performance indicators for investors with regards to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions. These non-IFRS measures are not generally accepted financial measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these non-IFRS measures should be considered as an alternative to earnings, earnings per share (“EPS”) or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating any of these non-IFRS measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of the non-IFRS measures used and presented by the Company to the most directly comparable IFRS measures is provided in the tables set forth below.

Recent Developments

Coronavirus (“COVID-19”)

The impact of the novel Coronavirus (“COVID-19”) pandemic has been swift, requiring unprecedented actions to control the spread of the virus and has resulted in governments and businesses worldwide enacting emergency measures and restrictions to combat the spread of COVID-19. These measures and restrictions, which include the implementation of travel bans, mandated and voluntary business closures, self-imposed and mandatory quarantine periods, isolation orders and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown and have led to disruptions to our workforce and operating facilities, customers, production, sales and operations and supply chain. The COVID-19 crisis has led to the closure of non-essential businesses worldwide, has depressed the markets and demand for our products, and interrupted supply chains. Governments and central banks have reacted with significant monetary and fiscal interventions and other measures designed to stabilize economic conditions. The duration and impact of the COVID-19 outbreak are unknown at this time, as is the effectiveness of government and central bank measures to stabilize the economy and limit the spread of COVID-19. It is not possible to reliably estimate the length and severity of these developments and the impact on our operations, the markets for our products and our financial results and condition.

As a result of the various impacts of COVID-19, we have made a number of adjustments to our operating schedules, some form of which are likely to continue as long as pandemic conditions exist. The impact of these adjustments on our first quarter of 2020 production was a reduction of approximately 50 MMfbm for lumber and 10 MMsf for plywood. Our “Outlook” section in this MD&A includes commentary on potential future operating schedules.

The safety, health, and well-being of our employees and others on our sites and the communities in which we operate remains our primary focus. Our goal is to continue to operate safely to mitigate potential exposure to COVID-19. As such, we have implemented physical distancing strategies, increased cleaning and disinfection at our sites, provided protective equipment to our employees as necessary, executed remote working policies, and eliminated all non-essential travel.

Our strong balance sheet with no significant near-term debt maturities, along with our low-cost manufacturing operations and product and geographic diversification, positions us to manage through the impacts of the COVID-19 pandemic. Our liquidity on March 31, 2020, was $294 million. On April 9, 2020, we obtained an additional $150 million revolving credit facility that matures on April 9, 2022. This assessment is subject to the risks and uncertainties outlined below.

Risks and Uncertainties

A local, regional, national or international outbreak or escalation of a contagious disease, virus or other illness including COVID-19, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu or any other similar illness, or fear of the foregoing, could cause interruptions to our business and operations and otherwise have an adverse effect on our business, financial condition and/or results of operations including as a result of the effects on: (i) global economic activity, (ii) the business and operations of our customers caused by operating shutdowns or disruptions or financial or liquidity issues, (iii) the demand for and price of our products, (iv) the health of our employees and the impact on their ability to work or travel, (v) our ability to operate our manufacturing facilities, (vi) our supply chain and the ability of third party suppliers, service providers and/or transportation carriers to supply of goods or services on which we rely on or transport our products to market, and (vi) our revenues, cash flow, liquidity and ability to maintain compliance with the covenants in our credit agreements.

Demand and prices for our products may be adversely affected by such outbreaks and pandemics that affect levels of economic activity and we are unable to predict or estimate the timing or extent of the impact of such outbreaks and pandemics. Governmental measures or restrictions including those requiring the closures of businesses, restrictions on travel, country, provincial or state and city-wide isolation orders, and social distancing requirements may directly affect our operations and employees and those of our customers, suppliers and service providers and the demand for and pricing of our products. The spread of such viruses among our employees or those of our suppliers or service providers could result in lower production and sales, higher costs, and supply and transportation constraints. Accordingly, our production, costs, sales and revenue may be negatively affected, which could have a material adverse effect on our business, financial condition and/or results of operation.

As of the date of this MD&A, given the ongoing and dynamic nature of the COVID-19 outbreak, it is very difficult to predict the severity of the impact on the Company’s business and the full extent of the effects of the COVID-19 virus are unknown. The extent of such impact will depend on future developments, which are highly uncertain, including new information which may emerge concerning the spread and severity of the coronavirus and actions taken to address its impact, among others. It is difficult to predict how this virus may affect our business in the future, including the effect it may have (positive or negative; long or short term) on the demand and price for our products. It is possible that COVID-19, particularly if it has a prolonged duration, could have a material adverse effect on our supply chain, market pricing and customer demand, and distribution networks. These factors may further impact our operating plans, business, financial condition, liquidity, the valuation of long-lived assets, and operating results.

Significant Management Judgments Affecting Financial Results

The preparation of financial statements requires management to make estimates and assumptions and to select accounting policies that affect the amounts reported. COVID-19 has introduced a new level of uncertainty as we cannot predict the nature or timing of the outbreak and the impact on our business and operations. We have used our best estimates on determining fair value and net realizable values at March 31, 2020. The areas that may be significantly affected are inventory valuations, value-in-use cash flow estimates for impairment testing, and expected credit losses on our accounts receivable balances.

Summary Information

($ millions except as otherwise indicated)

	Q1-20	Q4-19	Q1-19
Earnings
Sales	1,195	1,129	1,241
Cost of products sold	(846)	(830)	(903)
Freight and other distribution costs	(168)	(166)	(170)
Selling, general and administration	(54)	(53)	(58)

Adjusted EBITDA[1]	127	80	110
Export duties	(35)	(35)	(32)
Equity-based compensation	(9)	(2)	(3)
Amortization	(70)	(66)	(65)
Restructuring and impairment charges	—	(8)	—

Operating earnings	13	(31)	10
Finance expense	(16)	(13)	(11)
Other	12	(2)	(5)
Tax recovery	3	4	1

Earnings	12	(42)	(5)

1.	See section “Non-IFRS Measures” in this MD&A.

Exchange rates
CAD$1.00 converted to US$ – average	0.744	0.758	0.752

Selected Quarterly Information

($ millions except earnings per share (“EPS”) amounts which are in $)

	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18
Sales	1,195	1,129	1,190	1,317	1,241	1,274	1,646	1,834
Earnings	12	(42)	(45)	(58)	(5)	29	238	346
Basic EPS	0.18	(0.61)	(0.65)	(0.85)	(0.07)	0.42	3.25	4.52
Diluted EPS	(0.11)	(0.61)	(0.73)	(0.92)	(0.12)	0.29	2.99	4.52

Discussion & Analysis of Non-Operational Items

Adjusted Earnings and Adjusted Basic EPS

($ millions except EPS amounts which are in $)

	Q1-20	Q4-19	Q1-19
Earnings	12	(42)	(5)
Add (deduct):
Export duties	35	35	32
Interest recognized on export duty deposits receivable	(1)	(1)	(1)
Equity-based compensation	9	2	3
Exchange (gain) loss on long-term financing	(6)	1	1
Exchange (gain) loss on export duty deposits receivable	(7)	1	2
Insurance gain on disposal of equipment	—	(4)	—
Restructuring and impairment charges	—	8	—
Re-measurement of deferred income tax assets and liabilities	—	(1)	—
Net tax effect on the above adjustments	(14)	(10)	(10)

Adjusted earnings[1]	28	(11)	22

Adjusted basic EPS[1,2]	0.42	(0.16)	0.32

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Adjusted basic EPS is calculated by dividing Adjusted earnings by the basic weighted average shares outstanding.

Export duties of $35 million were expensed in the current and previous quarter compared to $32 million in the first quarter of 2019. We have also recorded interest income and foreign exchange adjustments on the estimated export duty deposits receivable as noted in the above table. The preliminary results of the administrative review of our duty rates for the April 28, 2017 to December 31, 2018 period has been issued by the U.S. Department of Commerce (“USDOC”). These rates are expected to be finalized in the fall of 2020. The second Administrative Review (“AR”) covering the 2019 fiscal period will commence later in 2020, however results are not expected to be finalized until 2021. On January 1, 2020, the one-year fiscal period of investigation for the third AR began. AR3 is expected to be reviewed by the USDOC in 2021, and the rates finalized in 2022. We believe that the U.S. allegations of subsidy and dumping are unwarranted and that the rates applied will be adjusted upon review. See “Softwood Lumber Dispute” under the heading “Lumber Segment” in this report, in our 2019 annual MD&A, and in Note 14 of the Financial Statements for further information.

Our equity-based compensation includes our share purchase option, phantom share unit, and directors’ deferred share unit plans (collectively, the “Plans”), all of which have been partially hedged by an equity derivative contract. The Plans and equity derivative contract are fair valued at each quarter-end, and the resulting expense or recovery is recorded over the vesting period. Our fair valuation models consider various factors, with the most significant being the change in the market value of our shares from the beginning to the end of the relevant period. The expense or recovery does not necessarily represent the actual value which will ultimately be received by the holders of options and units.

Any change in the value of the Canadian dollar relative to the value of the U.S. dollar results in the revaluation of our U.S. dollar-denominated assets and liabilities. The revaluation of these assets and liabilities for our Canadian operations is included in other income, while the revaluation related to our U.S. operations is included in other comprehensive earnings. The table above reports our exchange gains or losses on U.S. dollar-denominated long-term financing and export duty deposits receivable during the periods presented. Exchange gains or losses realized on the working capital balances of our Canadian operations are identified under “Other Non-Operational Items” below.

We finalized the insurance settlement related to the 2017 involuntary disposal of equipment at our jointly owned NBSK plant resulting in a gain of $4 million in the fourth quarter of 2019.

Restructuring and impairment charges of $8 million were recognized in the fourth quarter of 2019, related to plant and equipment impairments of certain British Columbia (“B.C.”) lumber mill assets.

In the second quarter of 2019, the Alberta government reduced its income tax rate from 12% to 8% over four years beginning July 1, 2019. The fourth quarter of 2019 includes a minor adjustment to the deferred income tax expense that was recorded in the second quarter of 2019.

Other Non-Operational Items

Other income includes several non-operational items, the most significant being foreign exchange revaluation on the U.S. dollar-denominated assets and liabilities of our Canadian operations. Foreign exchange revaluations on working capital items was a gain of $6 million compared to a loss of $3 million in both the previous quarter and the first quarter of 2019.

Finance expense was higher in the quarter due to higher average borrowings on our line of credit compared to the previous quarter and first quarter of 2019.

The results of the current quarter include an income tax recovery of $3 million, compared to $4 million in the previous quarter, and $1 million in the first quarter of 2019. The effective tax rate was negative 33% in the current quarter compared to 9% in the previous quarter and 17% in the first quarter of 2019. The effective tax rate for the current quarter may not be reflective of the effective tax rate for fiscal 2020, as the impacts of non-taxable permanent differences on low earnings can result in large swings to the calculated rate. Note 11 to the Financial Statements provides a reconciliation of income taxes calculated at the statutory rate to the income tax expense.

Discussion & Analysis by Product Segment

Lumber Segment

($ millions unless otherwise indicated)

	Q1-20	Q4-19	Q1-19
Lumber Segment Earnings
Sales
Lumber	736	665	724
Wood chips and other residuals	89	86	101
Logs and other	39	34	32

	864	785	857
Cost of products sold	(609)	(573)	(621)
Freight and other distribution costs	(110)	(106)	(111)
Selling, general and administration	(39)	(37)	(41)

Adjusted EBITDA[1]	106	69	84
Export duties	(35)	(35)	(32)
Amortization	(52)	(49)	(50)
Restructuring and impairment charges	—	(8)	—

Operating earnings	19	(23)	2
Finance expense	(13)	(10)	(7)
Other	16	(4)	(3)

Earnings before tax	22	(37)	(8)

SPF (MMfbm)
Production	793	724	814
Shipments	699	702	794
SYP (MMfbm)
Production	708	699	648
Shipments	727	683	650
Benchmark prices (per Mfbm)
SPF #2 & Better 2x4[2] - US$	399	380	372
SPF #3 Utility[2] - US$	314	257	323
SYP #2 West 2x4[3] - US$	370	387	402
SPF #2 & Better 2x4 - CAD$[4]	537	502	495
SPF #3 Utility - CAD$[4]	422	339	429
SYP #2 West 2x4 - CAD$[4]	498	511	534

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Random Lengths - Net FOB mill.
3.	Source: Random Lengths - Net FOB mill Westside.
4.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

Sales and Shipments

Lumber sales increased compared to the previous quarter and first quarter of 2019 due primarily to higher product pricing for specific grades of SPF lumber and a weaker Canadian dollar relative to the U.S. dollar. Lower SPF shipment volumes over the same comparative periods partially offset improved product pricing. Pricing changes resulted in a $45 million increase in Adjusted EBITDA compared to the previous quarter and $14 million compared to the first quarter of 2019. Increased SYP shipments also contributed to the improvement in sales.

Rail line blockades in Canada and lower demand at the end of March due to COVID-19 related operating, supply chain, and market conditions resulted in lower SPF shipments compared to production. SPF shipments for the fourth quarter of 2019 were negatively impacted by a CN Rail strike.

SYP shipments closely reflected changes in production volumes, as inventory levels in the U.S. South are generally lower given the shorter shipment times for finished products to end customers, and most shipments move by truck rather than rail.

Wood chip and residual sales were comparable to the previous quarter but lower compared to the first quarter of 2019 due to lower lumber production as a result of temporary and permanent curtailments.

Costs and Production

Manufacturing costs and freight and other distribution costs largely trended with the changes in shipment volumes and were also impacted by changes in operating schedules as outlined below.

In 2019, we implemented permanent reductions in production capacity at a number of our B.C. mills. The comparative impact of these actions reduced production in the first quarter of 2020 by an incremental 87 million board feet as compared to the first quarter of last year. There is no impact when compared to the previous quarter as the permanent reductions were fully implemented in both periods.

We also implemented temporary curtailments in the current and comparative periods. Temporary curtailments of SPF production of 30 million board feet in the first quarter of 2020 was approximately 33 million board feet less than the 63 million board feet curtailed in both the first and fourth quarters of 2019.

We implemented temporary SYP curtailments in the quarter of approximately 20 million board feet. SYP production for the first quarter of 2019 was lower than the current quarter due to weather-related log shortages in the comparative quarter and the positive impact of capital improvements during the current quarter.

SPF purchased log costs declined compared to the previous quarter and first quarter of 2019 primarily due to industry-wide temporary and permanent closures, which reduced demand for sawlogs, and tight limits on log procurement costs. SYP log costs were relatively stable over the comparative periods, with the first quarter of 2019 being slightly higher than the current quarter due to weather-related log shortages.

Selling, general and administration costs are lower in the current and previous quarter compared to the first quarter of 2019, primarily due to lower variable employee compensation.

Export duties were similar to the previous quarter and higher than the first quarter of 2019, despite the lower estimated antidumping rate, due in part to market mix and higher SPF sale prices. The fourth quarter of 2019 included $8 million of restructuring and impairment charges related to certain B.C. lumber mill assets.

As a consequence of the items discussed above, Adjusted EBITDA increased by $37 million compared to the previous quarter and by $22 million compared to the first quarter of 2019.

Discussions on finance expenses and other income are included above under the section called “Other Non-Operational Items” in this MD&A.

Softwood Lumber Dispute

Our 2019 MD&A included in our 2019 Annual Report provides additional details of the softwood lumber dispute.

Developments in Countervailing (“CVD”) and Antidumping (“ADD”) rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation, and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1, as shown in the table below. On April 24, 2020, the USDOC announced a tolling of all Administrative Review deadlines by up to 50 days. As a result, it is now anticipated that the final determination for AR1 will not be issued until September 2020. The duty rates are subject to an appeal process, and we will record an adjustment once the rates are finalized. If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. This would be in addition to the Canadian $96 million receivable balance already recorded on our balance sheet at March 31, 2020. If these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

On January 1, 2020, we entered AR3 for POI January 1 to December 31, 2020. For the three months ended March 31, 2020, we expensed ADD at the West Fraser Estimated Rate of 0.77% and CVD at the Cash Deposit Rate of 17.99%. The ADD Cash Deposit Rate remained at 5.57% for the quarter.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate, and the West Fraser Estimated ADD Rate for each period are as follows:

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (4-Dec-17)	AR1 Preliminary Rate[3] (3-Feb-20)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]
AR3 POI
January 1, 2020 - March 31, 2020	17.99%	17.99%	n/a [5]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017, until the Revised Rate was published by the USTIC.

2.	On December 4, 2017, the USDOC Revised our CVD Rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary CVD Rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The CVD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (4-Dec-17)	AR1 Preliminary Rate[3] (3-Feb-20)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[6]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[6]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%
AR3 POI
January 1, 2020 - March 31, 2020	5.57%	5.57%	n/a [5]	0.77%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC Revised our ADD Rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary ADD Rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The ADD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.
6.

In fiscal 2017, our Estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

AR2 and AR3

AR2 covers the POI from January 1, 2019 through December 31, 2019. On April 24, the US Department of Commerce announced a tolling of all Administrative Review deadlines by up to 50 days, and it is now anticipated that AR2 will be delayed. AR3 covers the POI from January 1, 2020 through December 31, 2020 and is expected to commence in 2021. The results of AR2 are not expected to be finalized until 2021 and AR3 until 2022. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Panels Segment

($ millions unless otherwise indicated)

	Q1-20	Q4-19	Q1-19
Panel Segment Earnings
Sales
Finished products	134	137	149
Wood chips and other residuals	4	4	5
Logs and other	2	1	1

	140	142	155
Cost of products sold	(110)	(108)	(117)
Freight and other distribution costs	(15)	(15)	(15)
Selling, general and administration	(7)	(6)	(8)

Adjusted EBITDA[1]	8	13	15
Amortization	(4)	(5)	(4)

Operating earnings	4	8	11
Finance expense	(1)	(1)	(1)

Earnings before tax	3	7	10

Plywood (MMsf 3/8” basis)
Production	198	204	211
Shipments	192	206	198
MDF (MMsf 3/4” basis)
Production	55	53	53
Shipments	54	52	54
LVL (Mcf)
Production	494	508	496
Shipments	485	493	531
Benchmark prices (per Msf)
Plywood (3/8” basis)[2] - CAD$	438	420	509

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Crow’s Market Report – Delivered Toronto.

Our panels segment includes our plywood, MDF, and LVL operations.

Sales and Shipments

Panels sales declined compared to the previous quarter as lower plywood and LVL shipment volumes offset higher plywood pricing. Panel sales declined compared to the first quarter of 2019 due to lower plywood sales prices and plywood and LVL shipment volumes.

Plywood and LVL shipment volumes declined relative to all comparative periods due primarily to rail line blockades in Canada and lower demand at the end of March due to the COVID-19 related operating, supply chain, and market conditions. MDF shipment volumes remained consistent, but the product mix changed significantly.

Costs and Production

The cost of products sold in our panels segment increased compared to the previous quarter despite lower shipment volumes due primarily to negative plywood inventory valuation adjustments as a result of market conditions. The cost of products sold is lower than the first quarter of 2019 in-line with lower shipment volumes and primarily due to lower log costs as industry-wide temporary and permanent closures reduced demand for logs and tight limits on log procurement costs.

At the end of March 2020, we announced temporary plywood curtailment of 10 MMsf due to COVID-19 related operating, supply chain, and market conditions.

As a consequence of the items discussed above, Adjusted EBITDA declined by $5 million compared to the previous quarter and by $7 million compared to the first quarter of 2019.

Discussions on finance expenses and other income are included above under the section called “Other Non-Operational Items” in this MD&A.

Pulp & Paper Segment

($ millions unless otherwise indicated)

	Q1-20	Q4-19	Q1-19
Pulp & Paper Segment Earnings
Sales	221	232	268
Cost of products sold	(157)	(179)	(204)
Freight and other distribution costs	(43)	(44)	(44)
Selling, general and administration	(10)	(10)	(9)

Adjusted EBITDA[1]	11	(1)	11
Amortization	(11)	(11)	(10)

Operating earnings	—	(12)	1
Finance expense	(2)	(3)	(3)
Other	4	3	—

Earnings before tax	2	(12)	(2)

BCTMP (Mtonnes)
Production	166	176	164
Shipments	163	179	178
NBSK (Mtonnes)
Production	116	123	99
Shipments	117	130	118
Newsprint (Mtonnes)
Production	24	26	29
Shipments	28	29	22
Benchmark price (per tonne)
NBSK U.S. Spot - US$[2]	630	620	780
NBSK China - US$[3]	573	563	700
Newsprint - US$[4]	669	701	761
NBSK U.S. Spot - CAD$[5]	847	818	1,037
NBSK China - CAD$[5]	771	743	931
Newsprint - CAD$[5]	900	925	1,012

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Resource Information Systems, Inc. – U.S. spot price delivered U.S.
3.	Source: Resource Information Systems, Inc. – China net price, delivered China. The China net price is the average of the North America and Scandinavia NBSK price.
4.	Source: Resource Information Systems, Inc. – Newsprint 27.7-lb East, delivered.
5.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. benchmark price.

The pulp & paper segment includes our NBSK, BCTMP, and newsprint businesses.

Sales and Shipments

Sales declined compared to the previous quarter as lower pulp shipment volumes and newsprint prices more than offset higher Canadian dollar pulp prices. Sales declined compared to the first quarter of 2019 for the same reasons, except newsprint prices were also lower in the current quarter. The price variance resulted in a $6 million increase in Adjusted EBITDA compared to the previous quarter and a $41 million decrease compared to the first quarter of 2019.

BCTMP and NBSK shipment volumes for the current and previous quarter fluctuated with changes in production volumes. NBSK shipments for the first quarter of 2019 were higher than production as inventory at our Hinton pulp mill was depleted during that quarter’s planned and unplanned shutdowns.

Production

The cost of products sold declined compared to the previous quarter and the first quarter of 2019 due primarily to reduced pulp shipment volumes, lower chip costs, and positive inventory valuation adjustments from improved pulp prices. On December 31, 2019, both pulp and the related chips were subject to net realizable value adjustments due to prevailing pulp pricing at that time. There was no write-down in the first quarter of 2020 as pulp prices improved, resulting in a positive adjustment to earnings. First-quarter to first-quarter cost comparisons were also positively affected by lower maintenance costs, improved NBSK production, and lower energy costs per megawatt-hour. The Hinton pulp mill also had shutdown expenses in the first quarter of 2019.

BCTMP production was comparable to the first quarter of 2019 but lower than the previous quarter. The decline in the quarter was primarily due to high price power mitigation shutdowns at our Slave Lake pulp mill during periods of extreme cold in the winter.

NBSK production was slightly lower than the previous quarter but higher than the first quarter of 2019. Our Hinton pulp mill had an unplanned outage and a planned major maintenance shutdown in the first quarter of 2019.

Freight and other distribution costs did not decline in-line with lower pulp shipment volumes as the current quarter had higher ocean freight costs and increased shipping costs related to the rail line blockades in Canada.

As a consequence of the items discussed above, Adjusted EBITDA increased by $12 million compared to the previous quarter and was the same as the first quarter of 2019.

Discussions on finance expenses and other income are included above under the section called “Other Non-Operational Items” in this MD&A.

Business Outlook

Operations

We expect production to continue to be negatively affected over the coming months due to the COVID-19 pandemic’s impact on the supply chain and market demand. As previously announced, we have been operating below capacity in SPF, SYP and plywood. We expect that production schedules will be variable for the foreseeable future and will continue to adjust operations as necessary. At this point, it is not possible to predict when all operations will return to normal schedules or whether production schedules will be further changed. At this time, we are withdrawing the production outlook for 2020 provided in our 2019 annual MD&A and are not able to provide any further guidance.

Over the next quarter, our operating strategy will be to manage lumber inventory levels and operating costs to available demand. We expect that industry production reductions may have a moderating effect on log costs in the B.C. interior and that the resumption of harvesting and hauling activities in 2020 will be delayed given the reductions in log consumption from curtailed productions. We expect log cost inflation in the U.S. South to be limited.

In our panels segment, it is unclear at this time when there will be sufficient demand to resume full production schedules at our plywood operations and anticipate we will continue to be required to take unscheduled downtime.

We announced four weeks of downtime at our Cariboo Pulp joint operation starting April 20, 2020, that will reduce our share of production by 15,000 tonnes. Our maintenance shutdowns at both our NBSK mills are now expected to take place in the second half of 2020. Our ability to operate our pulp mills on a full schedule is, in part, dependent on the availability of economic residual fibre inputs, which can be negatively impacted by lower sawmill production.

We continue to plan for the potential ongoing impact of the COVID-19 pandemic on our balance sheet and financial position, including reviewing our capital expenditure plans and managing working capital investments. We are continuously reviewing all operating expenses for opportunities to further reduce spending.

Markets

The most significant market for our lumber is the U.S., and our products are used in new residential construction, repair and remodelling, and industrial uses. Recent homebuilder activity has signaled a slowdown in new home building activity towards the end of the first quarter as the impacts of the COVID-19 pandemic took hold.

Canadian lumber exports to Asia have resumed following first quarter holiday periods and as the region emerges from its period of restricted economic activity.

Canadian softwood lumber exports to the U.S. have been the subject of trade disputes and managed trade arrangements for the last several decades. Countervailing and antidumping duties have been in place since April of 2017, and we are required to make deposits in respect of these duties. Whether and to what extent we can realize a selling price to fully recover the impact of duties payable will largely depend on the strength of demand for softwood lumber. If duties can be passed through to consumers, in whole or in part, the price of Canadian softwood lumber will increase (although the increase will not necessarily be for the benefit of Canadian producers) which in turn could cause the price of SYP lumber, which would not be subject to the duty, to increase as well. Regardless of the commodity price, export duties on SPF shipments to the U.S. remain a cost to our Company to the extent we cannot pass on the cost through increased selling prices. The finalization of the duty rates for the first Administrative Review period has been delayed until September 2020. The timing and extent of an adjustment to the preliminary rate, as published on February 3, 2020, is not possible to estimate, nor is the impact of changes in duty rates on the price of lumber.

The major component of our panels segment is plywood, which is sold mainly in Canada and is influenced by levels of home construction, repair and renovation, and industrial activity, all of which have been negatively impacted by the COVID-19 outbreak.

We are anticipating that pulp markets may hold in the near term as a result of increased demand for pulp used in the manufacture of tissue products and unexpected industry downtime due to the impact of COVID-19, offset by a decline in demand for printing and writing.

Cash Flows

We are anticipating levels of operating cash flows and available liquidity to support between $200 and $250 million of capital spending in 2020 as well as to continue to support dividend and interest payments. The revised spending program is largely directed to the completion of expected high-return carry-over projects and maintenance of the business. The reductions to capital spending will not compromise our commitment to safety or environmental regulations. We have paid a dividend every quarter since we became a public company in 1986. We intend to preserve sufficient liquidity to be able to take advantage of strategic growth opportunities that may arise.

Since the onset of the COVID-19 pandemic, governments in both Canada and the U.S. at all levels have enacted various payment deferral mechanisms to address the near-term cash flow implications from reduced business activities. These mechanisms include the temporary deferral of payments on income, payroll, and other taxes, as well as temporary deferrals of the payment of other fees and assessments. The duration of these deferrals lasts from three months to two years. We anticipate that a number of these deferral programs will be available to us and will positively impact cash flow and working capital in the second and third quarters of this year with a reversal over the following periods. Governments in both countries have also announced various wage subsidy and loan programs to support businesses. At this time, we are continuing to evaluate our eligibility for such programs.

We are authorized under our normal course issuer bid, which expires in September of 2020, to purchase up to 3,318,823 Common shares of the Company, representing approximately 5% of the issued and outstanding Common shares of the Company.

Capital Structure and Liquidity

Our capital structure consists of Common share equity and long-term debt, and our liquidity includes our operating facilities.

Operating Borrowing Facilities

On March 31, 2020, our operating facilities consisted of an $850 million committed revolving credit facility, a $35 million (US$25 million) demand line of credit dedicated to our U.S. operations, and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. On April 9, 2020, we obtained an additional $150 million committed revolving credit facility with a two-year term. The new credit facility is available for general corporate purposes and is on substantially similar terms to the existing $850 million credit facility. On March 31, 2020, $685 million was outstanding under our revolving credit facility.

We also have credit facilities totalling $131 million dedicated to the issuance of letters of credit, of which US$15 million is committed to our U.S. operations. On March 31, 2020, our letter of credit facilities supported $61 million of open letters of credit.

All debt is unsecured except the $8 million joint newsprint operation demand line of credit, which is secured by that joint operation’s current assets.

Material Long-term Debt

In October 2014, we issued US$300 million of fixed-rate senior unsecured notes, bearing interest at 4.35% and due October 2024, pursuant to a private placement in the U.S. The notes are redeemable, in whole or in part, at our option at any time.

In August 2017, we were advanced a US$200 million 5-year term loan that, with the July 2019 extension, matures on August 25, 2024. Interest is payable at floating rates based on Base Rate Advances or LIBOR Advances at our option. This loan is repayable at any time, in whole or in part, at our option and without penalty but cannot be redrawn after payment.

On March 9, 2020, we extended the duration of our interest rate swap from August 2022 to August 2024, resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024.

On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

Equity

Our outstanding Common share equity consists of 66,388,140 Common shares and 2,281,478 Class B Common shares for a total of 68,669,618 shares issued and outstanding as of April 28, 2020.

Our Class B Common shares are equal in all respects to our Common shares, including the right to dividends and the right to vote, and are exchangeable on a one-for-one basis for Common shares. Our Common shares are listed for trading on the Toronto Stock Exchange while our Class B Common shares are not. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class by class basis.

Share Buybacks

On September 17, 2019, we renewed our NCIB allowing us to acquire an additional 3,318,823 Common shares for cancellation until the expiry of the bid on September 19, 2020. The following table shows our purchases under various NCIB programs, including a summary of all purchases since the program was started in 2013.

Share Buybacks

(number of common shares and price per share)

NCIB period	Common Shares	Average Price
September 19, 2018 to September 18, 2019
September 19, 2018 to December 31, 2018	2,230,436	$70.05
January 1, 2019 to September 18, 2019	1,178,400	$68.30
September 19, 2019 to March 31, 2020	—	—

September 17, 2013 to March 31, 2020	17,226,864	$66.05

Share Options

As of April 28, 2020, there were 1,367,398 share purchase options outstanding with exercise prices ranging from $23.68 to $85.40 per Common share.

Defined Benefit Pension Plans

The funded position of our defined benefit pension plans and other retirement benefit plans is estimated at the end of each period. The funded position, as shown in Note 8 to our Financial Statements, is determined by subtracting the value of the plan assets from the plan obligations. During the quarter, we recorded in other comprehensive earnings an after-tax actuarial gain of $90 million, compared to a loss of $37 million in the previous quarter and a loss of $36 million in the first quarter of 2019. The current quarter gain reflects the increase in the discount rate used to calculate plan liabilities, partially offset by negative returns on plan assets. The discount rate is based on market yields from high-quality corporate bonds, and these rates increased during the quarter as the credit risk premium on corporate bonds has increased.

Summary of Financial Position

($ millions, except as otherwise indicated)

	Q1-20	Q4-19	Q1-19
Cash and short-term investments	94	16	34
Current assets	1,501	1,147	1,485
Current liabilities	1,172	837	844
Ratio of current assets to current liabilities	1.3	1.4	1.8

Available liquidity
Cash and short-term investments	94	16	34
Operating lines available, excluding newsprint operation[1]	885	882	533

	979	898	567
Cheques issued in excess of funds on deposit	—	(16)	(30)
Borrowings on operating lines	(685)	(377)	(329)

	(685)	(393)	(359)

Available liquidity[2]	294	505	208

Debt
Operating loans	685	377	329
Current and long-term lease obligation	11	11	13
Current and long-term debt	723	663	682
Open letters of credit[3]	61	61	61

Total debt	1,480	1,112	1,085
Cash and short-term investments	(94)	(16)	(34)
Open letters of credit[3]	(61)	(61)	(61)
Cheques issued in excess of funds on deposit	—	16	30

Net debt	1,325	1,051	1,020
Shareholders’ equity	2,629	2,474	2,775

Total debt to total capital[2,4]	36%	31%	28%
Net debt to total capital[2,4]	33%	30%	27%

1.

Excludes $8 million demand line of credit dedicated to our jointly owned newsprint operation as West Fraser cannot draw on it. Includes a US$25 million demand line of credit, which is translated at the balance sheet date foreign exchange rate.

2.	Non-IFRS measure. See “Non-IFRS Measures”.
3.	Letters of credit facilities are part of the total debt calculation for our bank covenants.
4.	Total capital is total debt or net debt plus shareholders’ equity.

Debt Ratings

We are considered investment grade by three leading rating agencies. On April 8, 2020, both Moody’s and Standard & Poor’s revised our outlook from stable to negative. On April 21, 2020, Dominion Bond Rating Service changed our outlook from positive to stable. The ratings are included in the below table and are as of April 28, 2020.

Agency	Rating		Outlook
Dominion Bond Rating Service	BBB	(low)	Stable
Moody’s	Baa3		Negative
Standard & Poor’s	BBB-		Negative

These ratings are not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the rating agencies.

Cash Flow

Our cash requirements, other than for operating purposes, are primarily for interest payments, repayment of debt, additions to property, plant, equipment and timber, acquisitions, and payment of dividends. In normal business cycles and years without a major acquisition or debt repayment, cash on hand and cash provided by operations have typically been sufficient to meet these requirements.

Selected Cash Flow Items

($ millions - cash provided by (used in))

	Q1-20	Q4-19	Q1-19
Operating Activities
Earnings	12	(42)	(5)
Amortization	70	66	65
Restructuring and impairment charges	—	8	—
Restructuring charges paid	—	(1)	—
Finance expense	16	13	11
Exchange (gain) loss on long-term financing	(6)	1	1
Exchange (gain) loss on export duty deposits	(7)	2	2
Export duty deposits	(8)	(3)	(5)
Post-retirement expense	25	20	21
Contributions to post-retirement plans	(13)	(24)	(17)
Income tax recovery	(3)	(4)	(1)
Income taxes received (paid)	(1)	23	(77)
Other	29	2	19
Changes in accounts receivable	(65)	38	(49)
Changes in inventories	(195)	(76)	(180)
Changes in prepaid expenses	(4)	9	(4)
Changes in payables and accrued liabilities	28	8	(9)

	(122)	40	(228)

Financing Activities
Debt and operating loans	308	61	266
Financing expense paid	(9)	(16)	(5)
Dividends	(14)	(14)	(14)
Repurchases of Common shares	—	—	(50)
Other	(1)	—	—

	284	31	197

Investing Activities
Additions to capital assets	(59)	(87)	(108)
Other	6	—	—

	(53)	(87)	(108)

Change in cash	109	(16)	(139)

Operating Activities

The table above shows the main components of cash flows used for or provided by operating activities for each comparative period. The significant factors affecting the comparison were improved earnings, inventory changes, and income tax payments.

During the first quarter of each year, Canadian log inventories are accumulated to sustain sawmill and plywood operations during the second quarter when logging is curtailed due to wet and inaccessible land conditions. This log inventory is typically consumed by operations in the second quarter, although COVID-19 related operating, supply chain, and market conditions may extend the consumption period. Log volumes are higher than the first quarter of 2019, as the Alberta logging season lasted longer in 2020.

Income tax instalment payments were $1 million in the quarter reflecting low taxable earnings estimates for both Canada and the U.S. We expect to receive a refund of the prior year over instalments and loss carry-back requests as 2019 tax returns are processed. During the first quarter of 2019, we made income tax payments of $77 million, which included the final Canadian income tax payment of approximately $36 million on account of 2018 income.

Financing Activities

Our Canadian operations drew on our operating loan during the quarter, primarily to cover the seasonal log inventory build. We also returned $14 million to our shareholders through dividend payments during the quarter.

Investing Activities

Cash flows used for investing activities in the quarter related primarily to capital asset additions. Capital additions were $49 million for our lumber segment, $4 million for our panels segment, $4 million for our pulp & paper segment and $2 million for our corporate segment.

Significant Changes to Contractual Obligations

Our material contractual obligations remain substantially unchanged from those described in our 2019 annual MD&A and annual audited consolidated financial statements, except as follows:

On March 9, 2020, we extended the duration of our interest rate swap from August of 2022 to August 2024, resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024.

On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

On April 9, 2020, we obtained an additional $150 million committed revolving credit facility with a two-year term. The new credit facility is available for general corporate purposes and is on substantially similar terms to the existing $850 million credit facility.

Significant Management Judgments Affecting Financial Results

For a review of significant management judgments affecting financial results and critical accounting estimates, see the 2019 annual MD&A, which is included in our 2019 Annual Report and under the title “Recent Developments—COVID-19” in this MD&A.

Controls and Procedures

Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining a system of disclosure controls and procedures to provide reasonable assurance that all material information relating to our Company is gathered and reported to senior management, including the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer, on a timely basis so that appropriate decisions can be made regarding public disclosure.

Internal Control over Financial Reporting

Our management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with IFRS.

There has been no change in the design of our internal control over financial reporting during the three months ended March 31, 2020, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Risks and Uncertainties

Our Company is subject to a number of risks and uncertainties. Risks and uncertainties are included in our 2019 annual MD&A in our 2019 Annual Report and under the title “Recent Developments - COVID-19” in this MD&A.

Additional Information

Additional information relating to our Company, including our Company’s Annual Information Form, is available on our website at www.westfraser.com and SEDAR at www.sedar.com.